Exhibit 99.2

tw telecom holdings inc. Announces Early Tender Offer Results and

Receipt of Consents From a Majority of Holders of Its

8% Senior Notes Due 2018

LITTLETON, Colo.- August 26, 2013—tw telecom inc. (NASDAQ: TWTC) today announced that its subsidiary tw telecom holdings inc. (the “Company”) has received and accepted for purchase approximately $406.2 million in aggregate principal amount of the Company’s outstanding 8% Senior Notes due 2018 (the “Notes”) validly tendered and not withdrawn by 5:00 p.m., New York City time, on August 23, 2013 (the “Consent Time”), and has received consents from holders of $406.2 million in aggregate principal amount, or approximately 94.5% of the outstanding aggregate principal amount, of the Notes as of the Consent Time.

The consents are sufficient to effect all of the proposed amendments to the indenture governing the Notes, as set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated August 12, 2013 (the “Statement”) and the related Letter of Transmittal and Consent pursuant to which the tender offer and the consent solicitation are being made. The amendments eliminate certain of the restrictive covenants and default provisions in the indenture governing the Notes, and shorten the redemption notice period to three business days. The Company has executed a supplemental indenture effecting the proposed amendments to the indenture, and the supplemental indenture is binding on the holders of Notes not purchased in the tender offer.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on Monday, September 9, 2013, unless extended or earlier terminated by the Company.

The Company has retained Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC to serve as the dealer managers and solicitation agents, and SunTrust Robinson Humphrey, Inc. and RBC Capital Markets, LLC to serve as co-managers, for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Credit Suisse Securities (USA) LLC, Liability Management Group, at (800) 820-1653 (U.S. toll-free) and (212) 325-5912 (collect). Requests for documents may be directed to Global Bondholder Services Corporation, the information agent for the tender offer and the consent solicitation, at (866) 470-3800 (U.S. toll-free) and (212) 430-3774 (collect).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to the Notes or any other securities. The tender offer and the consent solicitation are being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent, which set forth the complete terms of the tender offer and the consent solicitation.

Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside the Company’s control and which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to: the current conditions in the public debt market, the current uncertainty in the global financial markets and the global economy, disruptions in the financial markets that could affect the Company’s ability to complete the tender offer and consent solicitation, the Company’s and tw telecom’s substantial indebtedness and the restrictive covenants imposed by that indebtedness, as well as the business risks disclosed in tw telecom’s SEC filings, especially the sections entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2012 and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. tw telecom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience and improved business productivity.

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
(303) 542-4441	(303) 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com